UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AZZ incorporated

(Name of Registrant as Specified In Its Charter)

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AZZ incorporated

UNIVERSITY CENTRE I, SUITE 200

1300 SOUTH UNIVERSITY DRIVE

FORT WORTH, TEXAS 76107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 13, 2004

To the Shareholders of AZZ incorporated:

The Annual Meeting of the Shareholders of AZZ incorporated (the “Company”) will be held at the City Club, Tower II, in the Presidents Room, 301 Commerce Street, Fort Worth, Texas, on the 13th day of July, 2004, at 10:00 a.m. Central Standard time for the purpose of considering and acting upon the following matters:

1.	Election of Directors. To elect four directors for a term of three years.

2.	Ratification of Appointment of Auditors. To consider ratification of the appointment of Ernst & Young LLP as auditors for the Company for its fiscal year ending February 28, 2005.

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement attached to this Notice. As of the date of this Notice, management does not know of any other business to be presented at the meeting.

Only shareholders of record at the close of business on May 17, 2004, will be entitled to notice of or to vote at the meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended February 29, 2004, is enclosed with this Notice.

WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Sam Rosen,

Secretary

Fort Worth, Texas

June 7, 2004

AZZ incorporated

University Centre I, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 13, 2004

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AZZ incorporated (the “Company”) for use at the Annual Meeting of the Shareholders of the Company to be held at the City Club, Tower II, In the Presidents Room, 301 Commerce Street, Fort Worth, Texas, on July 13, 2004, at 10:00 a.m. Central Standard time (the “Annual Meeting”). This Proxy Statement and the accompanying proxy are being mailed on or about June 7, 2004, to the shareholders of the Company.

Quorum and Voting Information

At the close of business on May 17, 2004, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were outstanding 5,432,188 shares of common stock, $1.00 par value, of the Company (the “Common Stock”). The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. All shares represented at the meeting in person or by proxy shall be counted in determining the presence of a quorum.

Each holder of shares of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock of the Company owned of record at the close of business on May 17, 2004. Cumulative voting for directors is not permitted. Directors are elected by plurality vote and, therefore, the four nominees receiving the highest number of affirmative votes shall be elected as directors provided a quorum is present. Abstentions and broker non-votes will not be considered part of the voting power present with respect to any matter on which such shares abstained or were not qualified to vote, which will have the effect of reducing the number of shares voting affirmatively that is required to approve a matter requiring a majority vote. Therefore, assuming a quorum is present, if more shares vote “for” ratification of the appointment of the independent auditors than vote “against,” this matter will pass. All shares of Common Stock represented by a valid proxy will be voted. A proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written revocation of the proxy or a duly executed proxy bearing a later date.

The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, the Proxy Statement and the accompanying proxy will be borne by the Company. In addition to solicitation of proxies by mail, certain officers and employees of the Company, without additional compensation for such services, may solicit proxies by telephone, fax or personal contact. The Company will also supply brokerage firms and other custodians, nominees, and fiduciaries with such number of proxy materials as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses in connection with those mailings.

Board of Directors and Committees of the Board

Organization of the Board: Meetings

During the fiscal year ended February 29, 2004, there were eight (8) meetings of the Board of Directors. For that year each non-employee director was paid a monthly retainer of $900 and a fee of $1,200 for each quarterly meeting of the Board of Directors and $400 for each special meeting of the Board of Directors attended. Dr. H. Kirk Downey was elected non-executive Chairman of the Board on December 4, 2002, and has served in that capacity since that date. As Chairman of the Board, Dr. Downey’s retainer was $5,000 per month. Each committee member was paid a fee of $400 for each meeting of a committee attended.

Under the 1999 Independent Director Share Ownership Plan (the “Plan”), each independent member of the Board of Directors has been granted 500 shares of Common Stock after each annual meeting of the shareholders, beginning with the 1999 annual meeting, after which he continued to serve as a director. Also, under the Plan each newly elected independent director who has not previously served on the Board of Directors, whether elected by the Board of Directors or the shareholders, is granted such number of shares as the Board of Directors may deem appropriate, but not less than 1,000 shares of Common Stock, or if less, Common Stock having a value of $15,000. Grants under the Plan terminate as to each independent director when a total of 5,000 shares have been granted to him or her. During their tenure on the Board of Directors each director is to retain a number of shares of Common Stock equal to at least one-half the number of shares granted pursuant to the Plan. Additionally, options to purchase shares of the Company’s Common Stock have been granted from time to time to the Directors who are not employees of the Company. Options were granted to each non-management director during fiscal 2004 to purchase 2,000 shares of Common Stock at $8.43 a share, the market price on the date of grant.

During the fiscal year ended February 29, 2004, each of the current directors of the Company attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the board on which he or she served.

The Board does not have a formal policy requiring its directors to attend the annual shareholders meeting; it encourages its directors to do so and anticipates that they will. Eight of the Company’s nine directors attended the 2003 meeting.

Committees

The Company has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of these Committees is independent as defined in the New York Stock Exchange listing standards as well as applicable rules of the Securities and Exchange Commission (the “SEC”).

Audit Committee. The primary responsibilities of the Audit Committee are set forth in the “Audit Committee Report” in this proxy Statement. The members of the Audit Committee are: Daniel R. Feehan, Chairman, R. J. Schumacher, Robert H. Johnson and W.C. Walker. During the fiscal year ended February 29, 2004, that committee held five (5) meetings and took action on one occasion by unanimous written consent.

Compensation Committee. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, and include matters relating to the compensation of key management personnel and administration of the Company’s employee benefit plans other than the amount of the Company’s contribution to its Employee Benefit Plan and Trust, which is set by the Board of Directors after a recommendation by the Compensation Committee. The members of the Compensation Committee are Dr. H. Kirk Downey, Chairman, Daniel E. Berce, and Kevern R. Joyce. During the fiscal year ended February 29, 2004, that committee held eight (8) meetings.

Nominating and Corporate Governance Committee. The responsibilities of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter and include the development and monitoring of corporate governance guidelines and qualification standards for Board membership, including independence, the identification and recruitment of candidates for Board and Board committee membership, participation in the annual assessment of the Board and its Committees and of their operations and the recommendation to the Board of Directors of its compensation. The members of the Nominating and Corporate Governance Committee are Dr. H. Kirk Downey, Chairman, Martin C. Bowen and Daniel E. Berce. That committee was formed during the Company’s 2004 fiscal year and met one time during that year. In selecting nominees for the position of Director, members of the Committee must consider the qualification standards set forth in the Company’s Corporate Governance Guidelines. Those qualifications require that directors possess the highest personal ethics, integrity and values and that they have an inquisitive and objective perspective, practical wisdom and mature judgement. The guidelines also require that a majority of the Board of Directors be independent in accordance with the New York Stock Exchange listing standards. Using these criteria described above, the committee will consider candidates recommended by Directors, management and shareholders. If the committee deems it necessary, it has the authority to retain a search firm for the purpose of identifying qualified candidates for nomination as Directors.

Director Independence

Director independence is determined under Section 303A.02 of the New York Stock Exchange listing standards and applicable rules of the SEC. No Director is deemed independent unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making its determination, the Board of Directors also considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have to the Company. The Board of Directors has determined that all Directors except, David H. Dingus, President and CEO of the Company, Dana L. Perry, Vice President and CFO of the Company, and Sam Rosen, a partner in a law firm which serves as counsel to the Company, are independent.

Shareholder Communications to the Board

The Board of Directors has established a procedure for shareholders to send communications to the Board. Shareholders desiring to send such a communication shall address it to the Chairman of the Nominating and Corporate Governance Committee at the Company’s address, 1300 South University Drive, Suite 200, For Worth, Texas 76107. All messages received will be reviewed by the Chairman of the Nominating and Corporate Governance Committee who will forward any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest to the specific director to who it is addressed or if addressed to the Board generally, to the Nominating and Corporate Governance Committee.

Corporate Governance

The Board of Directors, with the assistance of its Nominating and Corporate Governance Committee, has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Board also has adopted a Code of Ethics, applicable to the Company’s officers, directors and employees, which establishes rules of conduct for guidance in their dealings with persons or entities with whom they have contact on behalf of the Company. The Board also has adopted charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Corporate Governance Guidelines, Code of Ethics and Committee Charters can be accessed on the Company’s website at www.azz.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” In accordance with the New York Stock Exchange listing standards, regular meetings of the non-employee directors are held. The Corporate Governance Guidelines provide that the Chair of the Nominating and Corporate Governance Committee will preside at those meetings.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 17, 2004, the number of shares of Common Stock beneficially owned (as defined by the rules of the Securities and Exchange Commission (the “SEC”)) by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director of the Company, (iii) the Chief Executive Officer and each of the other Named Executive Officers (defined below) for the year ended February 29, 2004, and (iv) all of the executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares (1)		Percent of Voting Stock(1)
David L. Babson & Company, Inc.	699,300	(2)	12.9%
FMR Corp.	530,200	(3)	9.8%
Dimensional Fund Advisors Inc.	333,932	(4)	6.1%
Dana L. Perry	133,944	(5)	2.4%
David H. Dingus	95,683	(6)	1.7%
Kevern R. Joyce	37,055	(7)	*
Sam Rosen	26,631	(8)	*
R. J. Schumacher	23,885	(9)	*
Fred L. Wright	22,491	(10)	*
C. H. Watson	22,075	(11)	*
Martin C. Bowen	16,600	(12)	*
John V. Petro	10,818	(13)	*
Daniel E. Berce	11,500	(14)	*
W.C. Walker	8,512	(15)	*
Dr. H. Kirk Downey	6,600	(16)	*
Daniel R. Feehan	6,500	(17)	*
Jim C. Stricklen	5,654	(18)	*
Robert H. Johnson	1,000	(19)	*
All Current Directors and Named Executive Officers as a Group (15 Persons)	428,948		7.3%

*	Indicates ownership of less than 1%
(1)	Except as otherwise indicated, each person named in the table has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percent of voting stock held is based upon 5,432,188 shares outstanding as of the Record Date, except for persons who hold options which may be exercised within 60 days of the Record Date. The percent of voting stock held is for persons who hold options which may be exercised within 60 days is based upon the same 5,432,188 shares outstanding on the Record Date plus the number of shares which may be acquired by that person by option exercisable within 60 days of the Record Date.
(2)	Based on information set forth in a Schedule 13G filed on February 11, 2004, these shares were reported to be beneficially owned by David L. Babson & Company, Inc., One Memorial Drive, Cambridge, Massachusetts 02141-1300, with sole dispositive power, of which David L. Babson and Company, Inc. has voting power over 694,000 shares and shared voting power over 5,300 shares.
(3)	Based on information set forth in a Schedule 13G filed on February 17, 2004, these shares were reported to be beneficially owned by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, Edward D. Johnson, III and Abigail P. Johnson with FMR Corp. having the sole power to dispose or direct disposition of the shares.
(4)

Based on information set forth in a Schedule 13G filed on February 6, 2004, Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in the schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13 (d) of the Securities Exchange Act of 1934.

(5)	Includes 22,651 shares Mr. Perry has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1998 Incentive Stock Option Plan and 2001 Long-term Incentive Plan of the Company and 133 shares of Common Stock held in the defined contribution plan of the Company for the account of Mr. Perry as beneficiary.
(6)	Includes 80,683 shares Mr. Dingus has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1991 and 1998 Incentive Stock Option Plans and the 2001 Long-Term Incentive Plan of the Company.
(7)	Includes 14,500 shares Mr. Joyce has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1991 Nonstatutory Stock Option Plan and the 2001 Long-Term Incentive Plan of the Company.
(8)	Includes 14,000 shares Mr. Rosen has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan and the 2001 Long-Term Incentive Plan of the Company.
(9)	Includes 14,000 shares Mr. Schumacher has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan and the 2001 Long-Term Incentive Plan of the Company.
(10)	Includes 20,075 shares Mr. Wright has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(11)	Includes 22,075 shares Mr. Watson has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1998 Incentive Stock Option Plan and the 2001 Long-Term Incentive Plan of the Company.
(12)	Includes 14,000 shares Mr. Bowen has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan and 2001 Long-Term Incentive Plan of the Company.
(13)	Includes 10,818 shares Mr. Petro has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(14)	Includes 4,000 shares Mr. Berce has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(15)	Includes 3,000 shares Mr. Walker has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(16)	Includes 4,000 shares Dr. Downey has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(17)	Includes 4,000 shares Mr. Feehan has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(18)	Includes 5,454 shares Mr. Stricklen has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.
(19)	Includes –0- shares Mr. Johnson has the right to acquire within sixty (60) days of May 17, 2004, pursuant to the exercise of stock options granted under the 2001 Long-Term Incentive Plan of the Company.

Proposal No. 1: Election of Directors

The Bylaws of the Company generally have provided for nine directors and classified the Board of Directors into three classes, each class consisting of three directors, the members of which have served three year staggered terms. In March 2001 the Company’s Bylaws were amended to provide that the Board of Directors consist of ten directors until the 2004 annual shareholders meeting, after which the Board of Directors was to consist of nine directors. A vacancy existed on the Board at the time of the 2003 annual shareholders meeting and the Board consisted of nine members until September of 2003, at which time the Bylaws were amended to provide that the Board would consists of eleven members until the 2004 annual shareholders meeting. Messrs. Robert H. Johnson and W.C. Walker were elected to the two interim positions. The Bylaws as amended further provide that commencing with the 2004 annual shareholders meeting the Board will consist of twelve members, classified into three classes, each class consisting of four directors, the members of which will serve three year staggered terms. The three directors previously elected to serve until the 2005 annual shareholders meeting and the three directors previously elected to service until the 2006 annual shareholders meeting continue to serve out those terms.

Mr. Johnson and the three directors who were elected for three year terms at the 2001 annual shareholders meeting have been nominated for election to a three year term expiring at the 2007 annual shareholders meeting. Each of the nominees has consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the Board of Directors. However, the Board of Directors has no reason to anticipate that any of the nominees will not be able to serve, if elected. The Board will continue after the 2004 annual shareholders meeting to have one vacancy among the group of four directors whose term expires at the 2005 annual shareholders meeting and one vacancy among the group of four directors whose term expires at the 2006 annual shareholders meeting.

Nominees For Terms Expiring 2007

R. J. Schumacher, 75, has been a Director of the Company since 1986. He has been Chairman and a Director of Texland Petroleum, Inc., a privately held company since 1998 and prior to that served as President, CEO, and a Director from 1973 to 1998.

Dr. H. Kirk Downey, 61, has been a Director of the Company since 1992. Dr. Downey currently is an independent business consultant and investor. Dr. Downey served as Professor of Management, Dean and Associate Provost for Academic Affairs at Texas Christian University from 1983 to 2000. Dr. Downey is a member of the Board of Trustees of LKCM Funds, a publicly held family of mutual funds.

Daniel R. Feehan, 53, has been a Director of the Company since 2000. Mr. Feehan has served as President and Chief Executive Officer of Cash America International, Inc. since 2000 and, prior to that, served as President and Chief Operating Officer since 1990. Mr. Feehan is a Director of Cash America International, Inc., a publicly held provider of specialty financial services, Calloway’s Nursery, Inc., a publicly held company in the retail nursery business, and RadioShack Corporation, a publicly held company in the retail consumer electronic goods and services business.

Robert H. Johnson, 79, rejoined the Board in September of 2003. He previously served as a Director from 1965 until the 2003 annual shareholders meeting, when he did not stand for re-election. Mr. Johnson is a financial consultant and a certified public accountant.

Directors With Terms Continuing To 2006

David H. Dingus, 56, has been a Director since 1999. Mr. Dingus has been President and Chief Executive Officer of the Company since 2001 and served as President and Chief Operating Officer of the Company from 1998 to 2001. Mr. Dingus served as President and Chief Executive Officer of Reedrill Corp., a privately held company, from 1989 to 1998.

Dana L. Perry, 55, has been a Director since 1992. Mr. Perry has been Vice President of Finance, Chief Financial Officer, and Assistant Secretary of the Company for over five years.

Daniel E. Berce, 50, has been a Director since 2000. Mr. Berce has been President of AmeriCredit Corp. since 2003 and served as Vice Chairman and Chief Financial Officer of AmeriCredit Corp. prior to that. He serves on the Board of Directors of AmeriCredit Corp., a publicly held national automobile consumer finance company and Curative Health Services Inc., a publicly held provider of health care services.

Directors With Terms Continuing To 2005

Martin C. Bowen, 60, has been a Director since 1993. Mr. Bowen has been Vice President and Chief Financial Officer of Fine Line, Inc., a privately held Company for over five years. Mr. Bowen is a Director of Encore Acquisition Company, a publicly held company, engaged in the acquisition, development, and production of oil and natural gas reserves.

Sam Rosen, 68, has been a Director and Secretary of the Company since 1996. Mr. Rosen has been a partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. since 1966 and is a Director of GAINSCO, INC., a publicly held insurance holding company.

Kevern R. Joyce, 57, has been a Director since 1997. Mr. Joyce has been Senior Advisor to Ztek Corporation since 2003. Mr. Joyce was President, Chief Executive Officer and Chairman of Texas New Mexico Power Company from 1994 to 2001 and Senior Advisor to that company until 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of Daniel R. Feehan, Chairman, R.J. Schumacher, Robert H. Johnson and W.C. Walker. The Board has determined that all members are independent as that term is defined in the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 and that all members qualify as an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002.

The Audit Committee has sole authority for the appointment and replacement of the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee. The Audit Committee reviews with the auditors the plan and scope of the annual audit. It reviews with management and the independent auditor the annual audited financial statements and recommends to the Board of Directors whether they should be included in the Company’s annual report. It similarly reviews quarterly financial reports and all earnings press releases. The Audit Committee also has general oversight of the Company’s accounting, financial reporting and internal audit function. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (“GAAS”).

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and Ernst & Young. The Audit Committee serves an oversight role, in which it provides advise, counsel and direction to management and Ernst & Young on the basis of information it receives, discussions with management and Ernst & Young, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee operates under a written charter, which was adopted in revised form by the Board of Directors on April 2, 2003. A copy of the full text of the charter is available on the Company’s website at www.azz.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has:

1.	reviewed and discussed the audited consolidated financial statements with management;

2.	discussed with Ernst & Young LLP the matters, if any, required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, ALU § 380), as amended;

3.	received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as amended.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended February 29, 2004.

Audit Committee:

Daniel R. Feehan, Chairman

R.J. Schumacher

Robert H. Johnson

W.C. Walker

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee report, the Audit Committee report, and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

Audit and Non-Audit Fees

The following is a breakdown of Ernst & Young’s professional fees incurred during the year ended February 29, 2004.

Fee Description	Fiscal 2004 Amount	Fiscal 2003 Amount
Audit Fees	$143,381	$129,780
Audit Related Fees	7,500	6,550
Tax Fees	$153,086	152,279
All Other Fees	0	0

Total	$303,967	$288,609

Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and consents associated with documents filed with the Commission. Audit Related fees principally included accounting consultations and consultations concerning financial accounting and reporting standards. Tax fees included tax compliance in the amount of $134,071 and tax consulting in the amount of $19,015.

Pre-Approval Policies of the Audit Committee

The Audit Committee Charter provides that the Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor. Any such approvals identify the specific services to the provided, the scope of the assignment and the costs to be incurred. The Audit Committee has delegated to its Chair, and if unavailable to each other member of the Committee, the authority to grant pre-approval of non-audit services in cases where the fees for the engagement do not exceed $25,000.

Proposal No. 2: Ratification of Appointment of Auditors

The Audit Committee has selected the firm of Ernst & Young to be the independent auditors of the Company for the fiscal year ending February 28, 2005. This firm of certified public accountants or its predecessor has acted as independent auditors for the Company and its subsidiaries since 1976. Neither the Company nor any officer or director of the Company, has any interest in Ernst & Young.

The Audit Committee has the responsibility for selecting the Company’s independent auditors, and shareholders ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the opinion of the shareholders, which the Audit Committee will take into consideration in future deliberations. If the selection of Ernst & Young as the Company’s independent auditors is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors, but will not be obligated to make such a change. The Audit Committee may terminate the engagement of Ernst & Young as the Company’s independent auditors without the approval of the shareholders whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young attend all meetings of the Audit Committee of the Board. The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee reviews and proposes audit and non-audit services to be performed by Ernst & Young and approves the fees charged by Ernst & Young for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

A representative of Ernst & Young is expected to be present at the shareholders’ meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Executive Compensation

Employment Contracts, Termination of Employment and Change in Control Agreements

The Company has entered into employment agreements with its two key executives, David H. Dingus, President and Chief Executive Officer (the “Dingus Employment Agreement”) and Dana L. Perry, Vice President and Chief Financial Officer (the “Perry Employment Agreement”). Each of the employment agreements is for a term of thirty-six months from March 1, 2001 and is automatically extended for additional one year periods on each anniversary of that date unless either party gives written notice to the other at least thirty days in advance of an anniversary date. The Dingus Employment Agreement provides an annual base salary of $360,500, permits him to participate annually in an incentive bonus plan and originally provided long term incentive compensation in the form of annually granted options to purchase shares of the Company’s common stock having an aggregate value of $641,667 on the date of grant. The Perry Employment Agreement provides an annual base salary of $201,880, permits him to participate annually in an incentive bonus plan and originally provided long term incentive compensation in the form of annually granted options to purchase shares of the Company’s common stock having an aggregate value of $148,333 on the date of grant. The stock options under both employment agreements vest twenty percent on the date of grant and twenty percent on each of the first four anniversaries of the date granted and are exercisable over a term of ten years from the date of grant at the closing price of the common stock on the New York Stock Exchange on the date of grant. By agreements entered into in May of 2003, Messrs. Dingus, Perry and the Company agreed to a revision of the stock option provisions of their Employment Agreements providing that they shall receive stock options grants under such terms, if any, as the Board of Directors may deem appropriate. These agreements were entered into while the Compensation Committee of the Company continued its review with the assistance of a compensation consultant of the Company’s annual incentive and long term incentive programs for Messrs. Dingus, Perry and all other key employees. The employment agreements of Messrs. Dingus and Perry permit termination for cause with payment of salary accrued to the date of termination. In the event of termination without cause, both employment agreements require payment of an amount equal to base salary for a period from the date of termination to the end of the term of the employment agreement, but in any event for a period of at least twenty-four months and payment of any amounts accrued under any employee plan.

All of the Named Executives, have entered into agreements (the “Change in Control Agreements”) with the Company providing for payments to them following a change in the control of the Company. The Dingus and Perry Employment Agreements provide that (i) the employment agreement shall terminate in the event of a change in control, (ii) no termination pay shall be due as a result of such contract termination, (iii) the executives will receive the payment called for by their Change in Control Agreement, and (iv) their employment status after the change in control will be subject to negotiation between the executives and the Board as it is constituted after the change in control.

Under the Dingus and Perry Change in Control Agreement, a payment equal to 2.99 times their “base amount” as that term is used in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, will be made to them upon completion of a period of service by them in connection with the transition of control (the “Service Term”). The Service Term extends for a period of one year from occurrence of a change in control or, if shorter, until the termination of their employment by reason of (i) total disability, (ii) death, (iii) termination by the Company for any reason other than for good cause or (iv) voluntary termination by the executive for good reason, as defined in the Change in Control Agreement. The Company also has Change in Control Agreements with its other Named Executives. Under those Change in Control Agreements the other Named Executives would receive, in the event of a change in control, a payment equal to two times their base salary if, within two years following a change in control they are terminated by the Company for reasons other than cause or if the executive terminates employment for good reason.

Management Incentive Compensation Plan

The Company’s cash incentive compensation program is designed to encourage the Named Executives to contribute their best efforts and management skills in an effort to help the Company achieve its goals for the current fiscal year. Each participant in the plan is assigned one or more objective goals taken from the Company’s budget for the current year. The Company’s success in reaching those goals determines the size of the cash incentive bonus received by each participant. For Messrs. Dingus and Perry, whose responsibilities are Company wide, the primary factor in calculating the bonus is diluted earnings per share but approximately 30% of the bonus is based on a subjective evaluation by the Compensation Committee of their individual performance during the year. The determining factors for Messrs. Wright, Watson, Petro, and Stricklen, whose responsibilities relate, in the case of Mr. Wright, to the Company’s Galvanizing Service Segment and, in the case of Messrs. Watson, Petro, and Stricklen to the Electrical Products Groups of the Company’s Electrical and Industrial Products Segment, include not only diluted earnings per share but also revenue, operating income or return on assets for their respective segments. Bonuses under the Management Incentive Compensation Plan may not exceed 67.5% of base salary for the Named Executives. The maximum bonus is reached by the Named Executives by achieving an average performance level of 125% of their performance goals. The Compensation Committee has authority to increase or decrease the amount of the cash incentive bonus determined by the plan formula in order to recognize the effects on performance targets resulting from efforts to enhance either short term or long term shareholder value.

SUMMARY COMPENSATION TABLE

The following information summarizes annual and long-term compensation for services in all capacities to the Company for the last three fiscal years of the Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (the “Named Executives”).

	Annual Compensation				Long-term Compensation
					Awards		Payouts
Name and Principal Position	Year Ending	Salary ($)	Bonus ($)	Other Annual Compensation ($)(10)	Restricted Stock Award(s) ($)	Options/ SARs (#)	Long-Term Incentive Payouts ($)	All Other Compensation ($)
D.H. Dingus, President and Chief Executive Officer	2004 2003 2002	350,000 350,000 350,000	77,428 124,473 75,000	— — —	— — —	57,860 38,365 43,151	— — —	3,668 5,367 6,098	(1) (1) (1)
D.L. Perry, Vice President of Finance, Chief Financial Officer	2004 2003 2002	196,000 196,000 196,000	43,360 69,705 39,600	— — —	— — —	13,375 8,868 9,975	— — —	5,368 5,767 6,098	(2) (2) (2)
F.L. Wright, Jr. Senior Vice President Galvanizing Services	2004 2003 2002	178,000 178,000 178,000	70,002 116,351 44,856	— — —	— — —	17,596 8,428 9,975	— — —	3,903 5,140 6,098	(3) (3) (3)
C.H. Watson Vice President of Sales/ Electrical Products Group	2004 2003 2002	150,000 150,000 150,000	30,258 43,193 54,214	— —	— —	17,596 8,428 9,975	— —	3,034 54,612 4,001	(5) (4) (5)
J.V. Petro Vice President/ Electrical Products Group	2004 2003 2002	178,000 178,000 154,000	33,898 51,345 50,866	— — —	— — —	17,596 8,428 2,802	— — —	5,112 6,335 40,469	(6) (6) (7)
J.C. Stricklen, Vice President, Business and Manufacturing Systems (9)	2004 2003 2002	160,000 46,667 0	30,020 14,000 —	— — —	— — —	9,885 0 0	— — —	465 0 0	(8)

(1)	This amount represents the contribution made to Mr. Dingus’s account in the AZZ’s Employee Benefit Plan and Trust (the “Employee Plan”).
(2)	This amount represents the contribution made to Mr. Perry’s account in the Employee Plan.
(3)	This amount represents the contribution made to Mr. Wright’s account in the Employee Plan.
(4)	The amount of $54,612 includes the contribution made to Mr. Watson’s account in the Employee Plan of $6,612 and reimbursed moving expenses of $48,000.
(5)	This amount represents the contribution made to Mr. Watson’s account in the Employee Plan.
(6)	This amount represents the contribution made to Mr. Petro’s account in the Employee Plan.
(7)	The amount of $40,469 includes the contribution made to Mr. Petro’s account in the Employee Plan of $6,098 and reimbursed moving expenses of $34,371.
(8)	This amount represents the contribution made to Mr. Stricklen’s account in the Employee Plan.
(9)	Mr. Sticklen was appointed Vice President/Business and Manufacturing Systems on January 7, 2004. Mr. Stricklen joined the Company on November 18, 2002.
(10)	The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information with regard to stock options granted to Named Executives during the fiscal year ending February 29, 2004.

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($ per share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5%	10%
(a)	(b)	(c)	(d)	(e)	(f)	(g)
D.H. Dingus	57,860	16.6%	$11.125	3/3/13	404,815	1,025,880
D.L. Perry	13,375	3.8%	$11.125	3/3/13	93,578	237,144
F.L. Wright	17,596	5.1%	$8.43	4/2/13	93,287	236,407
C.H. Watson	17,596	5.1%	$8.43	4/2/13	93,287	236,407
J.V. Petro	17,596	5.1%	$8.43	4/2/13	93,287	236,407
J.C. Stricklen	9,885	2.8%	$8.43	4/2/13	52,406	132,807

(b)	The right to purchase 20% of the shares underlying this option vested as of the grant date and the right to purchase an additional 20% of the shares underlying this option shall vest on each of the first four anniversaries of the grant date, provided, however, all options shall become immediately vested upon the concurrence of a change in control. The options are for a term of 10 years, subject to earlier termination related to termination of employment.
(d)	The options above were granted at the average of the high and low prices on the New York Stock Exchange at date of grant.
(f) & (g)	These columns reflect the potential realizable value of each grant assuming the market value of the Company’s stock appreciates at 5 percent and 10 percent, compounded annually, from the date of grant over the term of the option. There is no assurance that the actual stock price appreciation over the 10 year option term will be at the assumed 5 percent or 10 percent levels or at any other level. Unless the market price of the stock does in fact appreciate over the option term, no value will be realized from the option grants. These calculations are based on requirements promulgated by the Securities Exchange Commission and do not reflect the Company’s estimate of future price growth.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Options Exercised and Year End Value Table. The following table sets forth certain information regarding the options exercised during the 2004 fiscal year by the Named Executives and the year end value of options held by the Named Executives.

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Unexercised Options at F Y-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at F Y-End ($)(1) Exercisable/Unexercisable
D.H. Dingus	4,000	8,500	56,809	86,564	79,414	225,654
D.L. Perry	0	0	16,208	20,010	36,041	52,163
F.L. Wright, Jr.	0	0	12,875	23,124	26,639	106,563
C.H. Watson	0	0	14,875	23,124	26,639	106,563
J.V. Petro	0	0	8,570	20,256	26,639	106,563
J.C. Stricklen	0	0	3,477	7,908	19,316	59,864

(1)	For purposes of calculating the value of “in-the-money” options, the closing price of the Company’s Common Stock of $16.00 on February 27, 2004 was used.

COMPENSATION COMMITTEE REPORT

Under the Compensation Committee Charter, the Compensation Committee is delegated broad authority to determine the compensation and benefits paid the Company’s key management personnel, including the Named Executives and is directed to take into account during its deliberations the following goals: (i) provision of incentives and rewards that will attract and retain highly qualified and productive people; (ii) motivation of employees to high levels of performance; (iii) differentiation of individual pay based on performance; (iv) consideration of external competition for management talent and internal equity among employees; and (v) alignment of Company, employee and shareholder interests.

In order to meet these goals, the Compensation Committee strives to develop compensation packages for the Named Executives made up of a balanced combination of base salary, annual incentive bonus and long term compensation. The compensation of the Company’s Named Executives, including the Employment Agreements with the Company’s Chief Executive Officer and Chief Financial Officer, each address these forms of compensation.

Base Salary. The base salary provided in the Employment Agreements with the Company’s Chief Executive Officer and the Company’s Chief Financial Officer, and the base salary of the other Named Executives are designed to be competitive with the salaries of other executives holding similar positions with other companies of similar size and complexity.

Annual Incentive Compensation. The purpose of the annual cash incentive compensation plan for the Named Executives is to encourage the Named Executives to achieve predetermined objectives. While the incentive compensation payable to other Named Executives was determined for fiscal 2004 based on attainment of quantitative goals within their business units, the incentive compensation of the Chief Executive Officer and the Chief Financial Officer was determined based in part on diluted earnings per share but also in part on a qualitative evaluation by the Compensation Committee of their individual performance. This methodology and the criteria established were determined with the assistance of an independent executive compensation consultant.

Long Term Incentive Compensation. The compensation packages of the Named Executives include long term compensation in the form of stock option grants. All such options are granted under the Company’s 2001 Long Term Incentive Plan which was approved by the shareholders at the 2001 annual shareholders meeting, vest over a period of four years, have a term of ten years and an exercise price equal to the market value of the common stock on the date of grant. The provisions of the Employment Agreements relating to long term compensation have been amended through the mutual agreement of Messrs. Dingus and Perry and the Company. As amended, the Company is given discretion to determine the type and magnitude of long-term compensation beginning with fiscal year 2005. The Compensation Committee consulted during fiscal 2004 with its executive compensation consultant for the purpose of reconsidering the form and magnitude of long term compensation for its Named Executives and other members of its key management group.

Change in Control Agreements. All of the Named Executives have Change in Control Agreements with the Company providing for payments to them in the event of a change in the control of the Company.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount of compensation that will be deductible by the Company for federal income tax purposes with respect to compensation paid to the chief executive officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements are not subject to the deduction limit. The Compensation Committee monitors the impact of the Section 162(m) limit to assess alternatives for avoiding any loss of tax deductions. There was no such loss during fiscal 2004.

Compensation Committee:

Dr. H. Kirk Downey, Chairman

Kevern R. Joyce

Daniel E. Berce

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Dr. H. Kirk Downey, Chairman, Kevern R. Joyce, and Daniel E. Berce. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board of Directors. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board of Directors.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates the five-year cumulative total return on investments in AZZ incorporated, the CRSP Index for NYSE Stock Market (U.S. Companies) and the CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies). These indices are prepared by the Center for Research in Security Prices of The University of Chicago Graduate School of Business. The Company is listed on the New York Stock Exchange and is engaged in two industry segments. The shareholder return shown below is not necessarily indicative of future performance. Total return, as shown, assumes $100 invested on February 28, 1999, in shares of AZZ incorporated and each index, all with cash dividends reinvested. The calculations exclude trading commissions and taxes.

Comparison of Five Year-Cumulative Total Returns

Value of $100 Invested on February 28, 1999

For Fiscal Year Ended on the Last Day of February

Symbol	CRSP Total Returns Index for:	2/99	2/00	2/01	2/02	2/03	2/04
——	AZZ incorporated	100.0	126.1	222.0	211.6	143.9	201.4
------	CRSP Index for NYSE Stock Market (US Companies)	100.0	110.9	110.7	105.1	82.9	116.5
– – –	CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies) Wholesale trade—durable goods	100.0	86.4	91.0	132.1	107.1	155.6

Action To Be Taken Under the Proxy

Unless otherwise specified in the accompanying proxy, the proxy holders will vote the shares covered by them “FOR” the election of Dr. H. Kirk Downey, Daniel R. Feehan, R. J. Schumacher, and Robert H. Johnson as directors for a three year term expiring at the 2007 annual meeting of shareholders, and “FOR” the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending February 28, 2005.

The accompanying proxy will also be voted in connection with the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof. Management knows of no other matters, other than as set forth above, to be considered at the meeting. If, however, any other matters properly come before the meeting, or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter.

Shareholder Proposals

Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2005 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on the date in the year 2005 that corresponds to the date that is not less than 120 calendar days before the date that this Proxy Statement was released to shareholders in connection with the 2005 annual meeting. However, if the date of the 2005 annual meeting of shareholders changes by more than 30 days from the date of the 2004 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy material.

If a proposal is submitted outside the process provided by Rule 14a-8, shareholders’ proposals must meet the requirements of Section 2.08 of the Bylaws of the Company. Section 2.08 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received not less than 50 days nor more than 75 days prior to the meeting; however, if less than 65 days notice or public disclosure of the meeting is given or made to shareholders, notice must be received not later than the close of business on the 15th day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company’s stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Copies of such reports are required to be furnished to the Company. Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

Annual Reports

The Company’s 2004 Annual Report to Shareholders, covering the fiscal year ended February 29, 2004, including audited financial statements, is enclosed with this Proxy Statement. Neither the Annual Report nor the financial statements are incorporated into this Proxy Statement or shall be deemed to be a part of the material for the solicitation of proxies.

A copy of the Company’s 2004 Form 10-K Report, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge (except for exhibits to such Form 10-K Report which will be furnished upon payment of the Company’s reasonable expense in furnishing such exhibits) by any shareholder whose proxy is solicited upon written request to: AZZ incorporated, Investor Relations, University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107.

2004 Annual Meeting of Shareholders

10:00 a.m., July 13, 2004

City Club, Tower II

Presidents Room

301 Commerce Street

Fort Worth, Texas

AZZ incorporated

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000 0000000000 0 0000

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

For All Withhold All For All Except

01—R.J. Schumacher

02—H. Kirk Downey

03—Daniel R. Feehan

04—Robert H. Johnson

FOR ALL nominees, except vote withheld for those named above.

B Issue

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain

2. Ratification of the appointment of

Ernst & Young LLP as independent auditors.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

1 U P X H H H P P P P 003733

Proxy—AZZ incorporated

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on July 13, 2004

The undersigned, having received the Notice and accompanying Proxy Statement and revoking all prior proxies, hereby appoints H. Kirk Downey and David H. Dingus and each of them with full power of substitution in each, proxies to vote at the Annual Meeting of Shareholders to be held on July 13, 2004, at 10:00 a.m. in Fort Worth, Texas, or at any adjournment thereof, all shares of AZZ incorporated which the undersigned may be entitled to vote. Said proxies are authorized to vote as directed on the reverse side of this card. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposal 2.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

00CE2A